NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

1 of 20

October 27, 2025         GERMAN AMERICAN BANCORP, INC. (GABC)
    REPORTS RECORD EARNINGS FOR THIRD
    QUARTER 2025

Jasper, Indiana: German American Bancorp, Inc. (Nasdaq: GABC) reported record earnings for the third quarter 2025. Third quarter earnings of $35.1 million, or $0.94 per share, resulted in the highest level of reported quarterly earnings and earnings per share in the Company's history. This level of quarterly earnings represents an increase of $3.7 million, or approximately 12% on a per share basis, from 2025 second quarter earnings of $31.4 million, or $0.84 per share. It represents an increase of $14.0 million, or approximately 32% on a per share basis, from 2024 third quarter earnings of $21.0 million or $0.71 per share. Strong quarterly financial metrics of 1.68% return on average assets, 13.0% return on average equity, 21.0% return on average tangible equity and a 4.06% net interest margin continue to reinforce our position of strength.

The record operating performance was driven by continued net interest margin expansion, strong gains in net interest income and operating leverage, solid deposit growth with continued high level of non-interest bearing demand deposits, solid loan growth, healthy credit metrics and controlled expenses.

The overall loan portfolio at September 30, 2025 remains stable and diversified, increasing by approximately 3% on an annualized linked quarter basis. The increase was driven by solid loan originations across the Company's entire footprint that were partially mitigated by higher commercial real estate payoffs. The Company’s loan portfolio reflects healthy credit metrics, as non-performing assets were 0.28% of period end assets and non-performing loans totaled 0.41% of period end loans. Net charge-offs remained minimal at 5 basis points of average loans on an annualized basis for the third quarter of 2025.

Third quarter total deposits increased 3.4% on an annualized linked quarter basis led by a 9% increase in non-interest bearing demand deposit accounts. Overall, non-interest bearing accounts continue to be strong, representing over 28% of total deposits at September 30, 2025. Total cost of deposits declined 6 basis points from 1.73% at June 30, 2025 to 1.67% at September 30, 2025. The 25 basis point Federal Funds rate cut that took place late in the third quarter had minimal impact on the quarter’s overall financial performance.

Non-interest income trended favorably in the third quarter of 2025 over linked second quarter 2025. Non-interest income increased $1.7 million or 10% driven by a 3% increase in wealth management and 6% increase in deposit fees both resulting from increased new business. A non-recurring gain on the redemption of subordinated debt previously issued by Heartland BancCorp ("Heartland") also contributed to the favorable increase.

The Company’s third quarter 2025 efficiency ratio fell below 50% to 49.26% as we continue to build scale and improve profitability.

The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.29 per share, which will be payable on November 20, 2025 to shareholders of record as of November 10, 2025.

NEWS RELEASE

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D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

2 of 20

“We are extremely pleased to deliver a record earnings performance in the third quarter of 2025 as we positioned the Company with various strategic transactions throughout 2024 and early 2025. Our Heartland Bank acquisition that closed in the first quarter of 2025 continues to integrate extremely well, adding to the overall momentum of our Company. We are excited about the long-term growth potential in connection with a normalizing yield curve and our strong diversified organic growth footprint”, stated D. Neil Dauby, German American’s Chairman and CEO.

Dauby also stated, “We continue to add top talent to our relationship-focused team of professionals and, with their dedicated efforts, we are confident that our strong community presence, healthy financial condition and disciplined approach to growth will continue to drive future profitability and long-term shareholder value. We remain excited and committed to the vitality and future growth of our Indiana, Kentucky and Ohio communities”.

Balance Sheet Highlights

On February 1, 2025, the Company completed its acquisition of Heartland through the merger of Heartland with and into the Company. Immediately following completion of the Heartland holding company merger, Heartland’s subsidiary bank, Heartland Bank, was merged with and into the Company’s subsidiary bank, German American Bank (the "Bank"). Heartland, headquartered in Whitehall, Ohio, operated 20 retail banking offices located in Columbus, Ohio and Greater Cincinnati. As of the closing of the transaction, Heartland had total assets of approximately $1.94 billion, total loans of approximately $1.58 billion, and total deposits of approximately $1.73 billion. The Company issued approximately 7.74 million shares of its common stock, and paid approximately $23.1 million in cash, in exchange for all of the issued and outstanding shares of common stock of Heartland and in cancellation of all options to acquire Heartland common stock outstanding as of the effective time of the merger.

Total assets for the Company totaled $8.401 billion at September 30, 2025, representing an increase of $121.1 million compared with June 30, 2025 and an increase of $2.140 billion compared with September 30, 2024. The increase in total assets at September 30, 2025 compared with September 30, 2024 was, in large part, attributable to the Heartland acquisition, with continued organic loan growth also contributing to the increase.

September 30, 2025 total loans increased $39.3 million, or 3% on an annualized basis, compared with June 30, 2025 and increased $1.718 billion compared with September 30, 2024. The increase during the third quarter of 2025 compared with June 30, 2025 was broad-based across most segments of the portfolio and throughout the Company's footprint. However, the increase was partially mitigated by higher levels of payoffs of commercial real estate loans. Agricultural loans increased $11.4 million, or 10% on an annualized basis, and commercial real estate loans increased $6.5 million, or 1% on an annualized basis, while commercial and industrial loans declined $2.3 million, or 1% on an annualized basis. Retail loans grew by $23.7 million, or 7% on an annualized basis, due in large part to strong home equity loan originations. The increase at September 30, 2025 compared with September 30, 2024 was largely due to the

NEWS RELEASE

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D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

3 of 20

acquisition of Heartland and, to a lesser extent, organic loan growth throughout the Company's existing market areas.

The composition of the loan portfolio has remained relatively stable and diversified over the past several years. The addition of the Heartland loan portfolio resulted in only modest changes to the overall portfolio composition, most notably in the residential mortgage loan segment. The portfolio is most heavily weighted in commercial real estate loans at 54% of the portfolio, followed by commercial and industrial loans at 14% of the portfolio, residential mortgage loans at 14% of the portfolio (up from 9% at September 30, 2024), agricultural loans at 8% of the portfolio, and home equity loans at 8% of the portfolio. The Company’s commercial lending is extended to various industries, including multi-family housing and lodging, agribusiness and manufacturing, as well as health care, wholesale, and retail services.

End of Period Loan Balances	9/30/2025	6/30/2025	9/30/2024
(dollars in thousands)

Commercial & Industrial Loans	$815,222	$817,546	$670,104
Commercial Real Estate Loans	3,103,181	3,096,728	2,179,981
Agricultural Loans	472,807	461,420	417,473
Consumer Loans	603,742	574,323	439,382
Residential Mortgage Loans	792,670	798,343	362,415
	$5,787,622	$5,748,360	$4,069,355

The Company’s allowance for credit losses totaled $76.1 million at September 30, 2025 compared to $75.5 million at June 30, 2025 and $44.1 million at September 30, 2024. The allowance for credit losses represented 1.32% of period-end loans at both September 30, 2025 and June 30, 2025 and 1.09% of period-end loans at September 30, 2024.

The Company added $32.7 million to the allowance for credit losses in conjunction with the closing of the Heartland acquisition on February 1, 2025, related to the Heartland loan portfolio. Of the increase in the allowance for credit losses for the Heartland portfolio, $16.2 million was recorded through the "Day 2" provision for credit losses under the CECL model. In a transaction like the Heartland merger, the accounting rules require the acquirer to recognize an allowance for credit losses in the period of acquisition for both purchased credit deterioration (“PCD”) assets and non-PCD assets. The determination of PCD versus non-PCD determines how the allowance for credit loss flows through the financial statements. For PCD assets, the gross-up method includes the impact in the “Day 1” business combination entries with no impact to expense. For non-PCD assets, the impact is reflected outside of the business combination entries (sometimes referred to as “Day 2”) and is reflected in expense.

Under the CECL model, certain acquired loans continue to carry a fair value discount as well as an allowance for credit losses. As of September 30, 2025, the Company held net discounts on acquired loans of $56.9 million, which included $54.7 million related to the Heartland loan portfolio.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

4 of 20

Non-performing assets totaled $23.7 million at September 30, 2025, $25.1 million at June 30, 2025, and $9.7 million at September 30, 2024. Non-performing assets represented 0.28% of total assets at September 30, 2025, 0.30% at June 30, 2025 and 0.15% at September 30, 2024. Non-performing loans represented 0.41% of total loans at September 30, 2025, 0.44% at June 30, 2025 and 0.24% at September 30, 2024.

The overall increase in non-performing assets at September 30, 2025 compared with September 30, 2024 was largely attributable to the Heartland acquisition. As of September 30, 2025, non-performing assets from the Heartland acquisition totaled approximately $11.6 million.

Non-performing Assets
(dollars in thousands)
	9/30/2025	6/30/2025	9/30/2024
Non-Accrual Loans	$23,676	$22,787	$9,701
Past Due Loans (90 days or more)	—	2,301	—
Total Non-Performing Loans	23,676	25,088	9,701
Other Real Estate	48	48	—
Total Non-Performing Assets	$23,724	$25,136	$9,701

September 30, 2025 total deposits increased $59.8 million, or 3% on an annualized basis, compared to June 30, 2025 and increased $1.743 billion compared with September 30, 2024. The increase in total deposits at September 30, 2025 compared with the third quarter of 2024 was largely attributable to the Heartland acquisition. As of September 30, 2025, deposits from the Heartland acquisition totaled $1.615 billion.

The addition of the Heartland deposit portfolio did not result in significant changes to the overall deposit portfolio composition. Notably, non-interest bearing deposits have remained relatively stable as a percent of total deposits at approximately 28% at September 30, 2025, and 27% at both June 30, 2025 and September 30, 2024.

End of Period Deposit Balances	9/30/2025	6/30/2025	9/30/2024
(dollars in thousands)

Non-interest-bearing Demand Deposits	$1,938,522	$1,896,737	$1,406,405
IB Demand, Savings, and MMDA Accounts	3,714,191	3,728,031	2,955,306
Time Deposits < $100,000	502,548	521,802	349,824
Time Deposits > $100,000	859,241	808,116	559,744
	$7,014,502	$6,954,686	$5,271,279

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

5 of 20

At September 30, 2025, the capital levels for the Company and the Bank remained well in excess of the minimum amounts needed for capital adequacy purposes and the Bank’s capital levels met the necessary requirements to be considered well-capitalized.

	9/30/2025 Ratio	6/30/2025 Ratio	9/30/2024 Ratio
Total Capital (to Risk Weighted Assets)
Consolidated	15.07%	15.21%	17.22%
Bank	14.00%	13.93%	15.28%
Tier 1 (Core) Capital (to Risk Weighted Assets)
Consolidated	13.83%	13.53%	15.76%
Bank	13.10%	13.02%	14.46%
Common Tier 1 (CET 1) Capital Ratio (to Risk Weighted Assets)
Consolidated	13.30%	13.00%	15.04%
Bank	13.10%	13.02%	14.46%
Tier 1 Capital (to Average Assets)
Consolidated	11.40%	10.93%	12.30%
Bank	10.80%	10.51%	11.29%

Results of Operations Highlights – Quarter ended September 30, 2025

Net income for the quarter ended September 30, 2025 totaled $35,074,000, or $0.94 per share, an increase of 12% on a per share basis compared with the second quarter 2025 net income of $31,361,000, or $0.84 per share, and an increase of 32% on a per share basis compared with the third quarter 2024 net income of $21,048,000, or $0.71 per share.

The results of operations for each quarter presented include Heartland acquisition-related expenses. The third quarter of 2025 also included a non-recurring gain on the redemption of certain subordinated debt. On an adjusted basis, net income for the third quarter of 2025 was $34,444,000, or $0.92 per share, compared with adjusted net income of $32,058,000, or $0.86 per share, for the second quarter of 2025, and $21,722,000, or $0.73 per share, for the third quarter of 2024. Adjusted net income and adjusted earnings per share are non-GAAP financial measures. Refer to “Use of Non-GAAP Financial Measures” contained in this release for additional information including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

6 of 20

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Quarter Ended			Quarter Ended			Quarter Ended
	September 30, 2025			June 30, 2025			September 30, 2024

	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate
Assets
Federal Funds Sold and Other
Short-term Investments	$187,648	$2,084	4.41%	$353,588	$3,932	4.46%	$164,154	$2,223	5.39%
Securities	1,584,261	13,622	3.44%	1,572,596	13,395	3.41%	1,490,807	12,157	3.26%
Loans and Leases	5,766,875	93,664	6.45%	5,678,929	90,378	6.38%	4,052,673	61,424	6.03%
Total Interest Earning Assets	$7,538,784	$109,370	5.77%	$7,605,113	$107,705	5.68%	$5,707,634	$75,804	5.29%

Liabilities
Demand Deposit Accounts	$1,912,208			$1,873,459			$1,411,377
IB Demand, Savings, and
MMDA Accounts	$3,753,235	$17,086	1.81%	$3,858,196	$17,739	1.84%	$2,970,716	$13,836	1.85%
Time Deposits	1,330,944	12,330	3.68%	1,381,233	12,896	3.75%	888,639	9,539	4.27%
FHLB Advances and Other Borrowings	216,460	2,956	5.42%	208,241	2,645	5.09%	191,548	2,684	5.57%
Total Interest-Bearing Liabilities	$5,300,639	$32,372	2.42%	$5,447,670	$33,280	2.45%	$4,050,903	$26,059	2.56%

Cost of Funds			1.71%			1.76%			1.82%
Net Interest Income, Tax-Equivalent Basis*		$76,998			$74,425			$49,745
Net Interest Margin			4.06%			3.92%			3.47%
___________________________________________
* Represents a non-GAAP financial measure. Refer to “Use of Non-GAAP Financial Measures” contained in this release for additional information including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

During the third quarter of 2025, net interest income, on a non tax-equivalent basis, totaled $75,725,000, an increase of $2,570,000, or 4%, compared to the second quarter of 2025 net interest income of $73,155,000 and an increase of $27,131,000, or 56%, compared to the third quarter of 2024 net interest income of $48,594,000.

The increase in net interest income during the third quarter of 2025 compared with the second quarter of 2025 was driven by improvement in the Company's net interest margin. The increase in net interest income during the third quarter of 2025 compared with the third quarter of 2024 was primarily attributable to a higher level of average earning assets driven in large part by the Heartland acquisition and an improvement of the Company's net interest margin.

The tax equivalent net interest margin for the quarter ended September 30, 2025 was 4.06% compared with 3.92% in the second quarter of 2025 and 3.47% in the third quarter of 2024. The continued improvement in the net interest margin, excluding the accretion of discount on acquired loans, during the third quarter of 2025 compared with both the second quarter of 2025 and third quarter of 2024 was largely driven by an

NEWS RELEASE

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D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

7 of 20

improved yield on earning assets (including both loan and security yields) and a lower cost of deposits. The lower cost of deposits was largely driven by the Federal Reserve's lowering of the Federal Funds rates over the last several months of 2024 and the Company's ability to correspondingly lower deposit costs. The Federal Funds rate cut in mid-September 2025 had minimal impact on the average earning asset yields or average cost of deposits during the third quarter of 2025.

The Company's net interest margin and net interest income in all periods presented have been impacted by accretion of loan discounts on acquired loans. Accretion of discounts on acquired loans totaled $3,914,000 during the third quarter of 2025, $3,483,000 during the second quarter of 2025 and $237,000 during the third quarter of 2024. Accretion of loan discounts on acquired loans contributed approximately 21 basis points to the net interest margin in the third quarter of 2025, 18 basis points in the second quarter of 2025 and 2 basis points in the third quarter of 2024.

During the quarter ended September 30, 2025, the Company recorded a provision for credit losses of $700,000 compared with a provision for credit losses of $1,200,000 in the second quarter of 2025 and a provision for credit losses of $625,000 during the third quarter of 2024. Net charge-offs totaled $748,000, or 5 basis points on an annualized basis, of average loans outstanding during the third quarter of 2025 compared with $848,000, or 6 basis points on an annualized basis, of average loans during the second quarter of 2025 and $447,000, or 4 basis points, of average loans during the third quarter of 2024.

During the quarter ended September 30, 2025, non-interest income totaled $18,429,000, an increase of $1,696,000, or 10%, compared with the second quarter of 2025 and an increase of $4,628,000, or 34%, compared with the third quarter of 2024. The increase in non-interest income during the third quarter of 2025 compared with the second quarter of 2025 was driven by a $975,000 gain on the extinguishment of debt resulting from the redemption of $24.3 million of the Heartland fixed-to-floating rate subordinated notes during the third quarter of 2025 as well as improved wealth management revenue and deposit account fees. The increase during the third quarter of 2025 compared to the same period of 2024 was largely the result of the Heartland acquisition, improvement of the Company's existing fee revenue generation and the debt extinguishment gain.

Excluding the gain on the extinguishment of debt, non-interest income for the third quarter of 2025 was $17,454,000 on an adjusted basis. Adjusted non-interest income is a non-GAAP financial measure. Refer to “Use of Non-GAAP Financial Measures” contained in this release for additional information including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

8 of 20

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	9/30/2025	6/30/2025	9/30/2024
(dollars in thousands)

Wealth Management Fees	$4,288	$4,165	$3,580
Service Charges on Deposit Accounts	3,927	3,714	3,330
Insurance Revenues	—	—	—
Company Owned Life Insurance	630	703	476
Interchange Fee Income	5,087	5,057	4,390
Sale of Assets of German American Insurance	—	—	—
Other Operating Income	3,308	1,815	1,251
Subtotal	17,240	15,454	13,027
Net Gains on Sales of Loans	1,189	1,279	704
Net Gains (Losses) on Securities	—	—	70
Total Non-interest Income	$18,429	$16,733	$13,801

Wealth management fees increased $123,000, or 3%, during the third quarter of 2025 compared with the second quarter of 2025 and increased $708,000, or 20%, compared with the third quarter of 2024. The increase during the third quarter of 2025 compared with the second quarter of 2025 was largely attributable to strong new business growth resulting in increased assets under management. The increase during the third quarter of 2025 compared with the third quarter of 2024 was also largely attributable to increased assets under management driven by healthy capital markets throughout 2024 and much of 2025, and continued strong new business results in addition to the Heartland acquisition.

Service charges on deposit accounts increased $213,000, or 6%, during the quarter ended September 30, 2025 compared with the second quarter of 2025 and increased $597,000, or 18%, compared with the third quarter of 2024. The increase during the third quarter of 2025 compared with the second quarter of 2025 was largely attributable to increased customer utilization of deposit services. The increase during the third quarter of 2025 compared with the third quarter of 2024 was primarily driven by the Heartland acquisition in addition to increased customer utilization of deposit services.

Interchange fees increased $30,000, or 1%, during the quarter ended September 30, 2025 compared with the second quarter of 2025 and increased $697,000, or 16%, compared with the third quarter of 2024. The increase during the third quarter of 2025 compared with the third quarter of 2024 was largely attributable to the Heartland acquisition.

Other operating income increased $1,493,000, or 82%, during the third quarter of 2025 compared with the second quarter of 2025 and increased $2,057,000, or 164%, compared with the third quarter of 2024. The increase during the third quarter of 2025 compared with the second quarter of 2025 was largely attributable to a $975,000 gain on the extinguishment of debt resulting from the redemption of $24.3 million of the

NEWS RELEASE

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D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

9 of 20

Heartland fixed-to-floating rate subordinated notes during the third quarter of 2025. The increase during the third quarter of 2025 compared with the third quarter of 2024 was also primarily attributable to the aforementioned gain on extinguishment of debt and the Heartland acquisition.

Net gains on sales of loans declined $90,000, or 7%, during the third quarter of 2025 compared with the second quarter of 2025 and increased $485,000, or 69%, compared with the third quarter of 2024. The increase during the third quarter of 2025 compared with the third quarter of 2024 was largely related to the Heartland acquisition and a higher volume of loans sold. Loan sales totaled $55.5 million during the third quarter of 2025 compared with $50.2 million during the second quarter of 2025 and $40.3 million during the third quarter of 2024.

During the quarter ended September 30, 2025, non-interest expense totaled $49,700,000, a modest increase of $183,000, or less than 1%, compared with the second quarter of 2025, and an increase of $13,574,000, or 38%, compared with the third quarter of 2024. The increase during the third quarter of 2025 compared with the third quarter of 2024 was primarily driven by the operating costs associated with the Heartland acquisition.

Each period presented included Heartland acquisition-related expenses, with such amounts being $136,000 for the third quarter of 2025, $929,000 for the second quarter of 2025 and $747,000 for the third quarter of 2024.

On an adjusted basis, non-interest expense for the third quarter of 2025 was $49,565,000 compared to $48,588,000 for the second quarter of 2025 and $35,292,000 for the third quarter of 2024. Adjusted non-interest expense is a non-GAAP financial measure. Refer to “Use of Non-GAAP Financial Measures” contained in this release for additional information including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	9/30/2025	6/30/2025	9/30/2024
(dollars in thousands)

Salaries and Employee Benefits	$25,444	$26,638	$19,718
Occupancy, Furniture and Equipment Expense	5,255	4,751	3,880
FDIC Premiums	1,059	888	755
Data Processing Fees	4,175	4,086	3,156
Professional Fees	1,960	2,112	1,912
Advertising and Promotion	1,321	1,300	941
Intangible Amortization	2,693	2,803	484
Other Operating Expenses	7,793	6,939	5,280
Total Non-interest Expense	$49,700	$49,517	$36,126

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

10 of 20

Salaries and benefits declined $1,194,000, or 4%, during the quarter ended September 30, 2025 compared with the second quarter of 2025 and increased $5,726,000, or 29%, compared with the third quarter of 2024. The decline in salaries and benefits during the third quarter of 2025 compared with the second quarter of 2025 was largely attributable to a lower level of full-time equivalent employees subsequent to the Heartland core data systems integration. The increase in the third quarter of 2025 compared with the third quarter of 2024 was due primarily to the salaries and benefits costs for the Heartland employee base.

Occupancy, furniture and equipment expense increased $504,000, or 11%, during the third quarter of 2025 compared with the second quarter of 2025 and increased $1,375,000, or 35%, compared to the third quarter of 2024. The increase during the third quarter of 2025 compared with the second quarter of 2025 was largely due to increased levels of repairs and maintenance, higher real estate tax expense and additional depreciation expense related to the Heartland acquisition. The increase during the third quarter of 2025 compared with the third quarter of 2024 was primarily attributable to the operating costs of the Heartland branch network.

Data processing fees increased $89,000, or 2%, during the third quarter of 2025 compared with the second quarter of 2025 and increased $1,019,000, or 32%, compared with the third quarter of 2024. The increase during the third quarter of 2025 compared with the same period of 2024 was largely driven by operating costs of associated with the Heartland acquisition and continued enhancements to existing data systems and processes.

Intangible amortization declined $110,000, or 4%, during the third quarter of 2025 compared with the second quarter of 2025 and increased $2,209,000, or 456%, compared with the third quarter of 2024. The increase during the third quarter of 2025 compared with the same period of 2024 was attributable to the Heartland acquisition.

Other operating expenses increased $854,000, or 12%, during the third quarter of 2025 compared with the second quarter of 2025 and increased $2,513,000, or 48%, compared with the third quarter of 2024. The increase during the third quarter of 2025 compared with the second quarter of 2025 was largely attributable to an increase in the amortization expense for residential mortgage servicing rights. The increase in the third quarter of 2025 compared to the third quarter of 2024 was largely attributable to operating costs of Heartland.

About German American

German American Bancorp, Inc. (Nasdaq: GABC) is a financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 94 banking offices located throughout Indiana (central/southern), Kentucky (northern/central/western), and Ohio (central/ southwest). In Columbus, Ohio and Greater Cincinnati, the Company does business as Heartland Bank, a

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(812) 482-1314

11 of 20

Division of German American Bank. The Company also owns an investment brokerage subsidiary, German American Investment Services, Inc.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions.

Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in this press release. Factors that could cause actual experience to differ from the expectations expressed or implied in this press release include:

a.changes in interest rates and the timing and magnitude of any such changes;
b.unfavorable economic conditions, including a prolonged period of inflation, and the resulting adverse impact on, among other things, credit quality;
c. the soundness of other financial institutions and general investor sentiment regarding the stability of financial institutions;
d. changes in our liquidity position;
e. the impacts of epidemics, pandemics or other infectious disease outbreaks;
f.    changes in competitive conditions;
g.    the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies;
h.    changes in customer borrowing, repayment, investment and deposit practices;
i.    changes in fiscal, monetary and tax policies;
j.    changes in financial and capital markets;
k.    capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by German American of outstanding debt or equity securities;
l.    risks of expansion through acquisitions and mergers, including the possibility that the anticipated cost savings and strategic gains, are not realized when expected or at all as a result of unexpected credit quality problems of the acquired loans or other assets, unexpected attrition of the customer base or employee base of the acquired institution or branches, and difficulties in integration of the acquired operations;

m.    factors driving credit losses on investments;

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

12 of 20

n.    the impact, extent and timing of technological changes;
o.    potential cyber-attacks, information security breaches and other criminal activities;
p.    litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future;
q.    actions of the Federal Reserve Board;
r.    changes in accounting principles and interpretations;
s.    potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to German American’s banking subsidiary;
t.    actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms;
u.    impacts resulting from possible amendments or revisions to the Dodd-Frank Act and the regulations promulgated thereunder, or to Consumer Financial Protection Bureau rules and regulations;
v.    the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends;
w. changes to the fair value estimates used by German American in accounting for its acquisition of Heartland, which preliminary valuations must be finalized no later than January 31, 2026; and

x.    other risk factors expressly identified in German American’s cautionary language included under the headings “Forward-Looking Statements and Associated Risk” and “Risk Factors” in German American’s Annual Report on Form 10-K for the year ended December 31, 2024, and other documents subsequently filed by German American with the SEC.

Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of German American. Readers are cautioned not to place undue reliance on these forward-looking statements. It is intended that these forward-looking statements speak only as of the date they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

	September 30, 2025	June 30, 2025	September 30, 2024
ASSETS
Cash and Due from Banks	$112,718	$99,871	$77,652
Short-term Investments	143,430	100,777	118,403
Investment Securities	1,618,370	1,572,205	1,548,347

Loans Held-for-Sale	10,058	13,880	9,173

Loans, Net of Unearned Income	5,778,505	5,739,428	4,061,149
Allowance for Credit Losses	(76,057)	(75,510)	(44,124)
Net Loans	5,702,448	5,663,918	4,017,025

Stock in FHLB and Other Restricted Stock	17,856	17,966	14,488
Premises and Equipment	139,850	139,435	105,419
Goodwill and Other Intangible Assets	411,656	417,159	183,548
Other Assets	244,862	254,931	186,852
TOTAL ASSETS	$8,401,248	$8,280,142	$6,260,907

LIABILITIES
Non-interest-bearing Demand Deposits	$1,938,522	$1,896,737	$1,406,405
Interest-bearing Demand, Savings, and Money Market Accounts	3,714,191	3,728,031	2,955,306
Time Deposits	1,361,789	1,329,918	909,568
Total Deposits	7,014,502	6,954,686	5,271,279

Borrowings	211,016	202,033	204,153
Other Liabilities	56,007	53,919	40,912
TOTAL LIABILITIES	7,281,525	7,210,638	5,516,344

SHAREHOLDERS’ EQUITY
Common Stock and Surplus	744,017	743,230	421,262
Retained Earnings	558,086	533,834	498,340
Accumulated Other Comprehensive Income (Loss)	(182,380)	(207,560)	(175,039)
SHAREHOLDERS’ EQUITY	1,119,723	1,069,504	744,563

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,401,248	$8,280,142	$6,260,907

END OF PERIOD SHARES OUTSTANDING	37,493,333	37,492,814	29,679,466

TANGIBLE BOOK VALUE PER SHARE (1)	$18.89	$17.40	$18.90

(1) Tangible Book Value per Share is defined as Total Shareholders’ Equity less Goodwill and Other Intangible Assets divided by End of Period Shares Outstanding.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
INTEREST INCOME
Interest and Fees on Loans	$93,305	$90,002	$61,140	$264,812	$178,196
Interest on Short-term Investments	2,084	3,932	2,223	8,232	4,905
Interest and Dividends on Investment Securities	12,708	12,501	11,290	37,704	31,387
TOTAL INTEREST INCOME	108,097	106,435	74,653	310,748	214,488

INTEREST EXPENSE
Interest on Deposits	29,416	30,635	23,375	87,079	67,749
Interest on Borrowings	2,956	2,645	2,684	8,217	7,180
TOTAL INTEREST EXPENSE	32,372	33,280	26,059	95,296	74,929

NET INTEREST INCOME	75,725	73,155	48,594	215,452	139,559
Provision for Credit Losses	700	1,200	625	17,200	2,150
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	75,025	71,955	47,969	198,252	137,409

NON-INTEREST INCOME
Net Gains on Sales of Loans	1,189	1,279	704	3,401	2,424
Net Gains (Losses) on Securities	—	—	70	—	(34,788)
Other Non-interest Income	17,240	15,454	13,027	46,601	80,910
TOTAL NON-INTEREST INCOME	18,429	16,733	13,801	50,002	48,546

NON-INTEREST EXPENSE
Salaries and Benefits	25,444	26,638	19,718	80,122	61,853
Other Non-interest Expenses	24,256	22,879	16,408	71,877	48,685
TOTAL NON-INTEREST EXPENSE	49,700	49,517	36,126	151,999	110,538

Income before Income Taxes	43,754	39,171	25,644	96,255	75,417
Income Tax Expense	8,680	7,810	4,596	19,303	14,817

NET INCOME	$35,074	$31,361	$21,048	$76,952	$60,600

BASIC EARNINGS PER SHARE	$0.94	$0.84	$0.71	$2.10	$2.04
DILUTED EARNINGS PER SHARE	$0.94	$0.84	$0.71	$2.10	$2.04

WEIGHTED AVERAGE SHARES OUTSTANDING	37,493,028	37,479,342	29,679,464	36,561,331	29,649,020
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	37,493,028	37,479,342	29,679,464	36,561,331	29,649,020

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

		Three Months Ended			Nine Months Ended
		September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
EARNINGS PERFORMANCE RATIOS
	Annualized Return on Average Assets	1.68%	1.49%	1.35%	1.26%	1.31%
	Annualized Return on Average Equity	13.00%	11.97%	11.97%	10.06%	12.06%
	Annualized Return on Average Tangible Equity (1)	21.14%	19.87%	16.20%	16.30%	16.66%
	Net Interest Margin	4.06%	3.92%	3.47%	3.98%	3.39%
	Efficiency Ratio (2)	49.26%	51.25%	56.15%	53.63%	47.95%
	Net Overhead Expense to Average Earning Assets (3)	1.66%	1.72%	1.56%	1.85%	1.46%

ASSET QUALITY RATIOS
	Annualized Net Charge-offs to Average Loans	0.05%	0.06%	0.04%	0.05%	0.06%
	Allowance for Credit Losses to Period End Loans	1.32%	1.32%	1.09%
	Non-performing Assets to Period End Assets	0.28%	0.30%	0.15%
	Non-performing Loans to Period End Loans	0.41%	0.44%	0.24%
	Loans 30-89 Days Past Due to Period End Loans	0.30%	0.46%	0.28%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
	Average Assets	$8,350,565	$8,424,328	$6,216,284	$8,137,211	$6,183,231
	Average Earning Assets	$7,538,784	$7,605,113	$5,707,634	$7,357,725	$5,669,302
	Average Total Loans	$5,766,875	$5,678,929	$4,052,673	$5,529,532	$4,015,973
	Average Demand Deposits	$1,912,208	$1,873,459	$1,411,377	$1,819,351	$1,419,745
	Average Interest Bearing Liabilities	$5,300,639	$5,447,670	$4,050,903	$5,242,871	$4,046,128
	Average Equity	$1,079,359	$1,048,227	$703,377	$1,020,200	$670,136

	Period End Non-performing Assets (4)	$23,724	$25,136	$9,701
	Period End Non-performing Loans (5)	$23,676	$25,088	$9,701
	Period End Loans 30-89 Days Past Due (6)	$17,091	$26,294	$11,501

	Tax-Equivalent Net Interest Income	$76,998	$74,425	$49,745	$219,314	$143,881
	Net Charge-offs during Period	$748	$848	$447	$2,082	$1,791

(1)	Average Tangible Equity is defined as Average Equity less Average Goodwill and Other Intangibles.
(2)	Efficiency Ratio is defined as Non-interest Expense less Intangible Amortization divided by the sum of Net Interest Income, on a tax-equivalent basis, and Non-interest Income less Net Gains (Losses) on Securities.
(3)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income.
(4)	Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Other Real Estate Owned.
(5)	Non-performing loans are defined as Non-accrual Loans and Loans Past Due 90 days or more.
(6)	Loans 30-89 days past due and still accruing.

GERMAN AMERICAN BANCORP, INC.
USE OF NON-GAAP FINANCIAL MEASURES

The accounting and reporting policies of German American Bancorp, Inc. (the “Company”) conform to U.S. generally accepted accounting principles (“GAAP”) and general practices within the banking industry. As a supplement to GAAP, the Company has provided certain, non-GAAP financial measures, which it believes are useful because they assist investors in assessing the Company’s operating performance. Specifically, the Company has presented its net income, earnings per share, provision for credit losses, non-interest expense, non-interest income, efficiency ratio, and net interest margin on an as adjusted basis for the periods set forth below to reflect the exclusion of the following items: (1) the Current Expected Credit Losses (“CECL”) “Day 2” provision expense for acquired loans that have only insignificant credit deterioration (i.e., non-PCD loans) related to the Heartland merger; (2) non-recurring expenses related to the Heartland merger; (3) the gain on the extinguishment of debt resulting from the redemption of certain subordinated notes on September 15, 2025; (4) the operating results for German American Insurance, Inc. (“GAI”), whose assets were sold effective June 1, 2024; (5) the gain on the sale of GAI assets; and (6) the loss related to the securities portfolio restructuring transaction that occurred in the second quarter of 2024. Management believes excluding such items from these financial measures may be useful in assessing the Company’s underlying operational performance since the applicable transactions do not pertain to its core business operations and exclusion may facilitate better comparability between periods. In addition, management believes that by excluding such items the measures are useful to the Company, as well as analysts and investors, in assessing operating performance. Management also believes excluding these items may enhance comparability for peer comparison purposes.

Management believes that it is standard practice in the banking industry to present the efficiency ratio and net interest margin on a fully tax-equivalent basis and that, by doing so, it may enhance comparability for peer comparison purposes. The tax-equivalent adjustment to net interest income (for purposes of the efficiency ratio) and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets. Interest income and yields on tax-exempt securities and loans are presented using the current federal income tax rate of 21%.

Although intended to enhance investors’ understanding of the Company’s business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP.

GERMAN AMERICAN BANCORP, INC.
NON-GAAP RECONCILIATIONS

Non-GAAP Reconciliation – Net Income and Earnings Per Share	Three Months Ended			Nine Months Ended
(Dollars in Thousands, except per share amounts)	09/30/2025	06/30/2025	09/30/2024	09/30/2025	09/30/2024
Net Income, as reported	$35,074	$31,361	$21,048	$76,952	$60,600
Adjustments:
Plus: CECL Day 2 non-PCD provision	—	—	—	12,150	—
Plus: Non-recurring merger-related expenses	101	697	609	5,418	928
Less: Gain on debt extinguishment	731	—	—	731	—
Less: Loss on securities restructuring	—	—	—	—	(27,189)
Less: Income from GAI operations	—	—	(65)	—	821
Less: Gain on sale of GAI assets	—	—	—	—	27,476
Adjusted Net Income	$34,444	$32,058	$21,722	$93,789	$60,420

Weighted Average Shares Outstanding	37,493,028	37,479,342	29,679,464	36,561,331	29,649,020

Earnings Per Share, as reported	$0.94	$0.84	$0.71	$2.10	$2.04
Earnings Per Share, as adjusted	$0.92	$0.86	$0.73	$2.57	$2.04

GERMAN AMERICAN BANCORP, INC.
NON-GAAP RECONCILIATIONS

Non-GAAP Reconciliation – Non-Interest Income and Non-Interest Expense	Three Months Ended			Nine Months Ended
(Dollars in Thousands)	09/30/2025	06/30/2025	09/30/2024	09/30/2025	09/30/2024

Non-Interest Income	$18,429	$16,733	$13,801	$50,002	$48,546
Less: Gains (Losses) on securities	—	—	70	—	105
Less: Loss on securities restructuring	—	—	—	—	(34,893)
Less: Gain on debt extinguishment	975	—	—	975	—
Less: Revenue from GAI operations	—	—	—	—	4,434
Less: Gain on sale of GAI assets	—	—	—	—	38,323
Adjusted Non-Interest Income	$17,454	$16,733	$13,731	$49,027	$40,577

Non-Interest Expense	$49,700	$49,517	$36,126	$151,999	$110,538
Less: Non-recurring merger-related expenses	135	929	747	6,996	1,172
Less: Expense from GAI operations	—	—	87	—	3,342
Less: Expense from sale of GAI assets	—	—	—	—	1,816
Adjusted Non-Interest Expense	$49,565	$48,588	$35,292	$145,003	$104,208

Non-GAAP Reconciliation – Efficiency Ratio	Three Months Ended			Nine Months Ended
(Dollars in Thousands)	09/30/2025	06/30/2025	09/30/2024	09/30/2025	09/30/2024
Adjusted Non-Interest Expense (from above)	$49,565	$48,588	$35,292	$145,003	$104,208
Less: Intangible Amortization	2,693	2,803	484	7,566	1,594
Adjusted Non-Interest Expense excluding Intangible Amortization	$46,872	$45,785	$34,808	$137,437	$102,614

Net Interest Income	$75,725	$73,155	$48,594	$215,452	$139,559
Add: FTE Adjustment	1,273	1,270	1,151	3,862	4,322
Net Interest Income (FTE)	76,998	74,425	49,745	219,314	143,881

Adjusted Non-Interest Income (from above)	17,454	16,733	13,731	49,027	40,577

Total Adjusted Total Revenue	$94,452	$91,158	$63,476	$268,341	$184,458

Efficiency Ratio	49.26%	51.25%	56.15%	53.63%	47.95%
Adjusted Efficiency Ratio	49.63%	50.23%	54.84%	51.22%	55.63%

GERMAN AMERICAN BANCORP, INC.
NON-GAAP RECONCILIATIONS

Non-GAAP Reconciliation – Net Interest Margin	Three Months Ended			Nine Months Ended
(Dollars in Thousands)	09/30/2025	06/30/2025	09/30/2024	09/30/2025	09/30/2024
Net Interest Income (FTE) from above	$76,998	$74,425	$49,745	$219,314	$143,881
Less: Accretion of Discount on Acquired Loans	$3,914	$3,483	$236	$11,589	$889
Adjusted Net Interest Income (FTE)	$73,084	$70,942	$49,509	$207,725	$142,992
Average Earning Assets	$7,538,784	$7,605,113	$5,707,634	$7,357,725	$5,669,302
Net Interest Margin (FTE)	4.06%	3.92%	3.47%	3.98%	3.39%
Adjusted Net Interest Margin (FTE)	3.85%	3.74%	3.45%	3.77%	3.37%